Rolling Thunder Exploration Inc.

1211-5th St. NW

Calgary, Alberta T2M 3B6

Cell 403-540-1332

April 7th, 2005

San Telmo Energy Inc.

1120, 144-4thth Avenue S.W.

Calgary, AB. T2P 3N4

Attention: Mr. Brian Bass

Dear Sir:

Re: Seismic Purchase Option Proposal

Mitsue, Alberta

As per our recent conversations, Rolling Thunder Exploration Ltd submits the following proposal to San Telmo Energy Inc:

1.

Parties

Optionor: San Telmo Energy Inc.

Optionee: Rolling Thunder Exploration Inc.

2.

Option Lands

Mitsue

Twp. 70 Rge 5 W5M, Sec. 13, expires Jan 9th, 2007

3.

Title

It is our understanding that the Option Lands are in good standing and that they are unencumbered except for the applicable Crown Royalty.

4.

Seismic Purchase

a)

On or before October 15, 2005, Optionee shall purchase a minimum of 2 miles of seismic on or within one mile of the Option Lands above. Optionee, at its own expense shall have the Data interpreted and if necessary reprocessed.

b)

On or before December 15, 2005, Optionee shall elect in writing to either:

a)

i)

drill a Test Well at a location of its choice on a Prospect of it's choice on the Option Lands.

ii)

surrender its right to earn an interest in the Option Lands.

5.

Test Well

Within sixty (60) days of electing to drill a Test Well, Optionee shall commence drilling such Test Well at a location of its choice on the Option Lands, subject to surface access, rig availability and regulatory approval.

a)

The Test Well shall be drilled to contract depth and either completed, capped or abandoned. Contract depth for the Test Well shall be determined by the Optionee during the review of the seismic and Optionor will be notified of the contract depth specific to the Test well 15 days prior to spud.

b)

If in drilling the Test Well, mechanical difficulties or practically impenetrable geological formations are encountered, Optionee may abandon the Test Well. Within thirty (30) days of such abandonment, Optionee shall, access permitting, commence and thereafter continuously carry on the drilling of a substitute well at a location of its choice on the Option Lands. All the provisions of this Agreement shall apply to the substitute well with the same force and effect of the abandoned well.

6.

Earning

Upon Optionee drilling, at its sole cost, risk and expense, the Test Well to Contract Depth and thereafter either casing, capping or abandoning same, Optionee shall earn, to the base of the deepest formation penetrated, the following interest in the option lands:

i)

In the Test Well spacing unit (one section for Gas, t/4 section for oil): one hundred percent (100%) of Optionor's pre-farmout working interest reserving unto Optionor a gross overriding royalty of 1/150 (5%-15%) on oil; and 15% on gas convertible at payout to 60% of Optionor's pre-farmout interest; and

ii)

60% of Optionor's interest in the balance of the Earning Block

7.

Assignment

Optionee shall have the right to assign any part of its interest or rights hereunder during the period Optionee has a right to earn an interest under this Agreement. Optionor, shall look only to the Optionee for performance of it's obligations hereunder.

8.

Area of Mutual Interest

An area of mutual interest shall be established encompassing the lands within one mile of the option lands as per attachment a. The area of mutual interest will be as to the post farmout earned working interests and will be in force for a period of 2 years from the date of this agreement.

9.

Rentals

Optionee shall reimburse Optionor for One Hundred Percent (100%) of Optionor's share of the lease rentals attributed to the Option Lands on a per diam basis, effective from the date this Agreement is accepted to the date Optionee has performed all of its obligations to earn its entire interest in the Option Lands hereunder or until the date on which such right to earn expires or is surrendered, whichever first occurs. Thereafter, all rentals attributed to the Option Lands shall be shared by the parties in accordance with their respective working interests.

The foregoing outlines the basic conditions under which Rolling Thunder Exploration Ltd. is prepared to farmin on the subject lands. Should these terms be acceptable to your company, please sign where provided for below and return one (1) copy of this Proposal Letter to the undersigned prior to April 15th, 2005. Upon receipt of same, a more comprehensive agreement will be prepared.

Yours truly,
Rolling Thunder Exploration Ltd.

Peter M.K. Bolton
President & CEO

AGREED TO AND ACCEPTED THIS 15 DAY

OF April, 2005.

PER: ______________________________
San Telmo Energy Inc.